EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Edesa Biotech, Inc. (formerly known as Stellar Biotechnologies, Inc.) of our report dated November 30, 2018, relating to the consolidated financial statements of Stellar Biotechnologies, Inc., which report appears in the Annual Report on Form 10-K of Edesa Biotech, Inc. for the year ended September 30, 2018, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ MOSS ADAMS LLP

San Diego, California
August 30, 2019